UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1184299.8

Dear Heartland Payment Systems, Inc. Shareholder:

Heartland Payment Systems, Inc., is providing additional information relating to its Annual Meeting of Shareholders to be held on May 8, 2013, regarding the attendance of Dr. Ostro and Mr. Vague during 2012 at the meetings of the Board of Directors and the committees on which they served. While Dr. Ostro only attended 71 percent of the total meetings of the Board of Directors and committees on which he served in 2012, two of the meetings that he did not attend were the result of personal medical issues. If those two absences were excluded from the number of absences, Dr. Ostro would have attended 100 percent of the total meetings of the Board of Directors and committees on which he served in 2012. Mr. Vague's attendance was mistakenly reported as 71 percent in the proxy statement that was filed on April 11, 2013. Mr. Vague only attended 57 percent of the total meetings of the Board of Directors and committees on which he served in 2012. Two of the meetings that he did not attend were the result of family medical issues. If those two absences were excluded from the number of absences, Mr. Vague would have attended 86 percent of the total meetings of the Board of Directors and committees on which he served in 2012.

Thank you for your investment in Heartland Payment Systems, Inc., Inc. and for voting your shares.

By Order of the Board of Directors,

/s/ Charles H.N. Kallenbach
Princeton, New Jersey	Charles H.N. Kallenbach
April 30, 2013	Secretary

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